EXHIBIT (a)(1)(D)

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

INTERTAN, INC.

AT

$14.00 NET PER SHARE

BY

WINSTON ACQUISITION CORP.

A WHOLLY OWNED SUBSIDIARY OF

CIRCUIT CITY STORES, INC.

The Offer and withdrawal rights will expire at 11:59 p.m., New York City time,

on Tuesday, May 11, 2004, unless the offer is extended.

April 13, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Reference is made to an offer by Winston Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Circuit City Stores, Inc., a Virginia corporation (“Circuit City”), to purchase all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of InterTAN, Inc., a Delaware corporation (the “Company”), at a purchase price of $14.00 per Share, net to the seller in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 13, 2004 (the “Offer to Purchase”) and the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares then beneficially owned by Circuit City or Purchaser or any of their subsidiaries, represents at least a majority of the then issued and outstanding Shares on a fully diluted basis, and (2) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the Offer and Merger having expired or been terminated and all other material consents, approvals or authorizations required to be obtained prior to the consummation of the Offer and the Merger from any governmental or regulatory authority having been made or obtained. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

1.	Offer to Purchase, dated April 13, 2004;

2.	Letter of transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	Notice of guaranteed delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to Wells Fargo Bank, N.A., the depositary for the Offer, prior to the expiration of the Offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	The Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company; and

6.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9.

The board of directors of the Company unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Acquisition Agreement (as defined below) and each of the transactions contemplated by the Acquisition Agreement, including the Offer and the Merger (as defined below) and (iii) recommends that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is being made pursuant to an Acquisition Agreement and Agreement and Plan of Merger, dated as of March 30, 2004 (the “Acquisition Agreement”), by and among Circuit City, Purchaser and the Company. The Acquisition Agreement provides, among other things, that after the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into the Company (the “Merger”) following the satisfaction or waiver of the conditions to the Merger set forth in the Acquisition Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Circuit City, and the separate corporate existence of Purchaser will cease.

In order to take advantage of the Offer, (i) a duly executed and properly completed letter of transmittal and any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the depositary and (ii) certificates representing the tendered Shares should be delivered to the depositary, or such Shares should be tendered by book-entry transfer into the depositary’s account maintained at the book-entry transfer facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the letter of transmittal and the Offer to Purchase.

Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the depositary prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than the depositary, the information agent and the dealer manager (as described in the Offer to Purchase), for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the letter of transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 11, 2004, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Circuit City Stores, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CIRCUIT CITY, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.